Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF FISCAL 2006

Wilmington, MA (June 27, 2006) -- UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its third quarter and nine months of fiscal 2006 which ended May 27, 2006.

Revenues were a record $211.9 million and $613.4 million for the third quarter and first nine months of fiscal 2006, respectively. These revenues represent an increase of 8.2% and 6.7%, respectively, from the $196.0 million and $575.1 million in the comparable 2005 periods. This revenue growth was achieved despite a decrease in revenues for the Company’s Specialty Garments (nuclear and clean room) segment of 18.9% and 21.1% for the third quarter and nine month periods, respectively. Revenue from the Company’s core laundry business grew 10.9% and 9.3% in both the quarter and nine month periods as compared to fiscal 2005.

Third quarter net income was $10.9 million or $0.57 per diluted common share compared to last year’s third quarter net income of $11.8 million, or $0.61 per diluted common share. Net income for the first nine months of fiscal 2006 was $28.6 million or $1.48 per diluted common share compared to $35.2 million, or $1.82 per diluted common share for the comparable period in 2005.

Excluding the Company’s Specialty Garments and First Aid segments, income from operations from the Company’s core laundry business increased $2.5 million or 15.5% for the quarterly period and $1.4 million or 2.7% for the nine month period. Both 2006 periods include a $0.6 million gain from the sale of one of the Company’s industrial laundry facilities whose operations were consolidated with another facility. The increase in income from operations in the core laundry business was primarily due to the strong revenue growth which also resulted in decreasing payroll and payroll related costs as a percentage of revenues. The increase was achieved despite energy costs which continue to be higher as a percentage of revenues than fiscal 2005.

The Company’s Specialty Garments segment continues to show unfavorable comparisons to fiscal 2005 with income from operations decreasing approximately $3.5 million and $9.6 million in the comparable quarterly and nine month periods. This decrease in profitability of Specialty Garments is directly attributable to a decrease in revenues between comparable periods primarily due to the completion of a significant contract in fiscal 2005.

“We are pleased by the revenue growth we’re seeing from our core laundry operations” said UniFirst President and Chief Executive Officer, Ron Croatti, “and we continue to be encouraged by general market conditions. We also believe our Specialty Garments segment is starting to get back on track, and that prospects for a return to growth in this business are favorable.”

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs approximately 9,500 team partners who serve approximately 190,000 customer locations in 46 states, Canada and Europe from 189 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

UNIFIRST CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Thirty—nine	Thirty—nine	Thirteen	Thirteen
	weeks ended	weeks ended	weeks ended	weeks ended
	May 27,	May 28,	May 27,	May 28,
(In thousands, except per share data)	2006	2005	2006	2005
Revenues	$613,431	$575,075	$211,938	$195,957

Costs and expenses:
Operating costs (1)	393,981	360,180	135,483	121,985
Selling and administrative expenses (1)	131,835	120,288	44,610	41,927
Depreciation and amortization	33,725	32,872	11,515	11,142
	559,541	513,340	191,608	175,054

Income from operations	53,890	61,735	20,330	20,903

Other expense (income):
Interest expense	7,991	6,487	2,996	2,232
Interest income	(1,150)	(1,336)	(419)	(366)
Interest rate swap income	—	(223)	—	—
	6,841	4,928	2,577	1,866

Income before income taxes	47,049	56,807	17,753	19,037
Provision for income taxes	18,414	21,588	6,835	7,235

Net income	$28,635	$35,219	$10,918	$11,802

Income per share - Basic:
Common Stock	$1.65	$2.04	$0.63	$0.68
Class B Common Stock	$1.32	$1.63	$0.50	$0.55

Income per share - Diluted:
Common Stock	$1.48	$1.82	$0.57	$0.61

Weighted average number of shares outstanding - Basic:
Common Stock	9,726	9,401	9,814	9,467
Class B Common Stock	9,515	9,814	9,429	9,758
	19,241	19,215	19,243	19,225

Weighted average number of shares outstanding - Diluted:
Common Stock	19,315	19,304	19,311	19,336

Dividends per share:
Common Stock	$0.1125	$0.1125	$0.0375	$0.0375
Class B Common Stock	$0.0900	$0.0900	$0.0300	$0.0300

(1) Exclusive of depreciation and amortization.

UNIFIRST CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 27,	August 27,
(In thousands)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$6,289	$4,704
Receivables, net	87,759	78,497
Inventories	29,132	31,021
Rental merchandise in service	83,628	69,808
Prepaid and deferred income taxes	10,634	8,983
Prepaid expenses	2,169	1,492

Total current assets	219,611	194,505

Property and equipment:
Land, buildings and leasehold improvements	265,456	260,515
Machinery and equipment	279,607	268,272
Motor vehicles	83,440	76,147

	628,503	604,934
Less - accumulated depreciation	316,717	299,983
	311,786	304,951

Goodwill	208,841	187,793
Customer contracts and other intangible assets, net	62,595	56,481
Other assets	3,607	4,575

	$806,440	$748,305

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term obligations	$627	$1,084
Accounts payable	40,365	36,720
Accrued liabilities	77,036	76,141
Accrued income taxes	—	3,992

Total current liabilities	118,028	117,937

Long-term obligations, net of current maturities	203,062	175,587
Deferred income taxes	42,764	42,439
Shareholders’ equity:
Common stock	983	960
Class B common stock	942	964
Capital surplus	14,370	13,462
Retained earnings	421,589	394,910
Accumulated other comprehensive income	4,702	2,046

Total shareholders’ equity	442,586	412,342

	$806,440	$748,305